SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

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                               WEIS MARKETS, INC.
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                (Name of Registrant as Specified In Its Charter)


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WEIS MARKETS INC.                                    1000 S. 2nd Street
                                                     Sunbury, Pennsylvania 17801
                                                     Phone 570-286-3636
                                                     Fax 570-286-3692

PRESS RELEASE

Contact: Dennis V. Curtin                            FOR IMMEDIATE RELEASE
Phone: (570) 286-3636                                December 7, 1999
E-Mail: DCurtin934@aol.com


                  WEIS MARKETS CREATES SPECIAL BOARD COMMITTEE

SUNBURY, Pa., December 7, 1999 - Weis Markets (NYSE: WMK) today announced that its Board of Directors has established a Special Committee of the Board to evaluate and consider actions in response to the request of a dissident group that is seeking to replace the current Board.

The five-person committee, which will work with the Company's outside financial and legal advisors, consists of Robert F. Weis, Chairman of the Board and Treasurer, Norman S. Rich, President, Jonathan H. Weis, Vice President-Property Management and Development, William R. Mills, Vice President-Finance and Secretary, and Richard E. Shulman, Director.

Robert F. Weis commented, "The formation of the Special Committee of the Board is the appropriate next step in evaluating and responding to recent actions taken by Janet Weis and the lawyers for the Degenstein Foundation. Over the years, our management team has demonstrated a commitment to act prudently and thoughtfully on behalf of our shareholders, our employees and the communities we serve. We believe that the dissidents' actions could have significant consequences for all of the Company's constituencies and, as a result, our response requires careful attention and analysis. At the same time, we must proceed by the letter of the law, in compliance with our Company by-laws as well as with procedures laid out by federal, state and regulatory authorities.

"As we undertake this process, the Special Committee will also work diligently with our financial advisor, Morgan Stanley Dean Witter, to evaluate a range of alternatives to continue to build value in a manner that serves all of the Company's shareholders, rather than a select few," Mr. Weis concluded.

On November 30, 1999, a group led by the heirs of Sigfried Weis and lawyers for the Degenstein Foundation (the dissident group) filed a Schedule 13D-A that seeks to

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replace the Company's current board of directors and have the company pursue a merger or business combination. The Company believes these actions were motivated, in large part, by the group's interest in liquidating shares of Common Stock they hold. The Company has conducted negotiations with group members with respect to the purchase of these shares.

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CERTAIN ADDITIONAL INFORMATION: The following persons may be deemed to be
"participants" in a solicitation opposing the proposals of the dissident group:
Weis Markets, Inc.; Robert F. Weis (Chairman of the Board and Treasurer of the Company); Norman S. Rich (Director and President of the Company); William R. Mills (Director, Vice President Finance and Secretary of the Company); Jonathan
H. Weis (Director and Vice President Property Management and Development of the Company); and Richard E. Shulman (Director of the Company). As of November 30, 1999, Robert Weis may be deemed to beneficially own 12,764,153 shares of the Company's common stock; Mr. Rich may be deemed to beneficially own 64,543 shares of the Company's common stock; Mr. Mills may be deemed to beneficially own 11,000 shares of the Company's common stock; Jonathan Weis may be deemed to beneficially own 87,563 shares of the Company's common stock; and Mr. Shulman may be deemed to beneficially own 222 shares of the Company's common stock.